Exhibit 99.1

NEWFIELD EXPLORATION ANNOUNCES 2008 CAPITAL PROGRAM
Company Outlines 2008 Woodford Shale Program, Largest Investment Area

FOR IMMEDIATE RELEASE

Houston - February 4, 2007 -- Newfield Exploration Company (NYSE:NFX) today announced a $1.6 billion capital investment program for 2008. More than 80% of the 2008 budget is allocated to development activities.

The 2008 capital program, detailed below, will be substantially funded through cash flow and cash on hand. Following the sale of $1.8 billion in assets in 2007, Newfield exited the year with approximately $370 million in cash. Approximately 75% of Newfield’s 2008 natural gas production is hedged at a NYMEX floor price of approximately $8 per MMBtu. Newfield’s debt-to-book capitalization ratio at year-end 2007 was approximately 23% and the Company’s $1.25 billion revolver is undrawn.

“Our ’08 budget will deliver organic production growth of 13-21%,” said Newfield Chairman, President and CEO David A. Trice. “We expect to produce 215 - 230 Bcfe in ’08, compared to approximately 190 Bcfe in 2007, adjusted for our ’07 asset sales and acquisitions. Our growth is largely coming from growing onshore resource plays and new oil developments offshore Malaysia. Because of the quality of our asset portfolio, we have visible production and reserve growth for the next several years.”

Woodford Shale Update
The Mid-Continent region is now Newfield’s largest division in terms of proved reserves - representing 1.1 Tcfe at year-end 2007, or about 45% of the Company’s proved reserves. Planned investments in the region approximate 40% of Newfield’s total 2008 budget, or $620 million. The largest portion of spending will be in the Woodford Shale, located in southeastern Oklahoma’s Arkoma Basin.

Trice said, “We plan to invest approximately $460 million in the Woodford Shale. We expect to drill about 100 operated horizontal wells this year and participate in another 60-70 outside operated wells. About 50% of our operated wells will be drilled with lateral lengths greater than 3,000’, over 50% will be drilled from multi-well pads and 90% of the wells will be drilled with the benefit of 3-D seismic data. With this level of activity, our gross operated Woodford Shale production is expected to exit 2008 at approximately 250 MMcfe/d, an increase of 50% over the 2007 exit rate of 165 MMcfe/d.”

CHART: Woodford Shale Gross Operated Production. Since 2006, Newfield’s gross Woodford Shale production has grown from approximately 25 MMcfe/d to a current rate of 173 MMcfe/d. Gross production is expected to exit 2008 at 250 MMcfe/d, a 50% increase over the year-end 2007 rate.

Now in the early stages of the development phase, Newfield continues to be encouraged with the results of its extended lateral wells in the Woodford. To date, the Company has drilled 14 wells with lateral lengths greater than 3,000’. The 10 most recent extended lateral completions were drilled and completed for an average of $7.0 million gross and are expected to have an average EUR of at least 4.5 Bcfe gross. The net revenue interest averages about 81%.

Newfield already has processed 3-D seismic coverage on more than 60% of its net acreage. By the end of 2008, approximately 95% of Newfield’s acreage will have 3-D seismic coverage. The 3-D data is instrumental in selecting well locations and planning extended laterals.

The Company has now spud 160 operated horizontal wells in the play. Industry has now spud 460 horizontal wells (NFX has an interest in approximately 60% of total wells). There are 42 active drilling rigs in the Woodford Shale play today.

Newfield has approximately 165,000 net acres in the Woodford Shale. The Company’s average investment in its position is approximately $500 per acre.

Production recently hit a new high of 97 MMcf/d in the Company’s Stiles Ranch Field, located in the Texas Panhandle. The 2008 budget has a 2-4 rig program in 2008. Newfield’s working interest is predominately 100%. Newfield has approximately 50,000 net acres in its Granite Wash Play area.

Rocky Mountains
Investment in the Rocky Mountain region is expected to total $310 million in 2008, or approximately 20% of the total budget. The most significant investment area will be the Monument Butte Field, located in northeast Utah’s Uinta Basin. Newfield expects to drill about 200 wells at Monument Butte in 2008.

Newfield has drilled more than 500 wells on 40-acre spacing since acquiring this field in 2004. Today, there are more than 1,100 producing wells and between 500 and 1,000 remaining locations on 40-acre spacing. Gross production has increased 75% from approximately 8,000 BOPD in 2004 to nearly 14,000 BOPD today.

Trice said, “In late 2006, we began an infill 20-acre pilot program at Monument Butte and to date we’ve drilled more than 50 wells across a large portion of the field. Keep in mind, these wells are between 40-acre producers and are very low risk. The success of the 20-acre program indicates the potential to drill more than 1,000 additional locations. So in total we have as many as 2,000 wells remaining to drill at Monument Butte which should result in increases in production over the next decade and more than 100 MMBbls of additional proved reserves. In addition to our activities in the shallow Green River oil sands, we are encouraged by recent drilling to test deep gas targets in the region.”

Newfield recently signed an agreement with a third party to test deep gas targets below the shallow oil producing zones in its Monument Butte Field. Targets include the Wasatch, Mesa Verde, Blackhawk and Mancos Shale. Drilling is planned for the first half of 2008. The agreement allows for promoted exploratory drilling and progressive earning in approximately 71,000 net acres in which Newfield will retain a majority of the interest. Approximately 10,000 net acres in the immediate vicinity of recent deep gas tests were excluded from the agreement. Several Newfield operated wells are planned on this acreage in 2008.

In the Williston Basin, Newfield now has an interest in approximately 170,000 acres. The Company plans to drill at least 10 wells in 2008 to test Bakken oil structures, as well as targets in the Madison, Red River and Duperow formations. Planned investments total about $50 million in 2008 on drilling and new seismic data.

In the Wyoming’s Green River Basin, Newfield remains active in the Pinedale and Jonah Fields. At Pinedale, Newfield is planning to drill approximately 10 wells in 2008. Through an agreement reached in 2007, Newfield will operate the 2008 program with an 85% interest. Five wells are planned in the Jonah Field.

Onshore Texas
Newfield will invest approximately $245 million, or 15% of the total budget, on projects located in Texas.

Under an existing South Texas joint venture with Exxon-Mobil, Newfield expects to drill 10-12 additional wells in 2008 in the Sarita Field area of Kenedy County. Newfield has drilled 21 successful wells under the agreement to date and current gross production is more than 75 MMcfe/d.

In the Val Verde Basin of West Texas, Newfield is planning to drill 12-15 wells targeting primarily the Ellenberger, Canyon and Strawn formations. Current production from the region is approximately 80 MMcfe/d (NFX interest is predominately 100%).

In East Texas, the Company is planning to drill at least three wells under a joint venture with a private company. The JV covers 11,000 acres in Shelby and St. Augustine Counties. Potential targets are James Lime and Pettit formations.

Gulf of Mexico
Approximately $240 million, or 15% of the budget, is allocated to the Gulf of Mexico. This includes 4-5 deepwater wells, new seismic and a significant allocation for 2008 Federal lease sales. Approximately $60 million is related to the development of the PowerPlay (Anadarko operated) and Fastball (Newfield operated) fields.

International
Approximately 10% of the budget, or $155 million, is allocated to international activities. The largest area of investment will be Malaysia where Newfield has four active field developments underway. The Puteri and East Belumut/Chermingat fields are expected to commence production in mid-2008 and ramp to a combined rate of more than 22,000 BOPD (gross). Newfield will also drill an exploration well on Block 2C in the third quarter of 2008. The well is located in deepwater offshore Sarawak.

The 2008 budget excludes estimated capitalized interest and overhead of $113 million. The budget is subject to Board of Director approval on February 8.

**The statements set forth in this release regarding estimated or anticipated production volumes and rates, drilling and development programs and capital expenditures are forward looking and are based upon assumptions and anticipated results that are subject to numerous uncertainties. Actual results may vary significantly from those anticipated due to many factors including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of capital resources, the availability of refining capacity for the crude oil Newfield produces from its Monument Butte Field in Utah and labor conditions. In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.

For information, contact:
Investor Relations: Steve Campbell (281) 847-6081
Media Relations: Keith Schmidt (281) 674-2650
Email: info@newfield.com